SUN HEALTHCARE GROUP
November 1, 2005
12:00 pm CT

Operator:	Good afternoon. My name is Michelle and I will be your conference facilitator.

At this time I would like to welcome everyone to the Sun Healthcare Group Third Quarter Earnings Conference Call.

All lines have been placed on mute to prevent any background noise.

After the speaker's remarks, there will be a question and answer period.  If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.  If you would like to withdraw your question, press star then the number 2 on your telephone keypad.  Thank you.

I would now like to turn the call over to Mr. Mike Newman, General Counsel for Sun Healthcare Group.

Mike Newman:	Good morning and welcome to our call. I hope you've all seen our press release announcing our earnings for the third quarter. If not, a copy can be obtained from our Website at www.sunh.com.

Before we begin, I'd like to note that during this quarterly earnings conference call, certain statements may contain forward-looking information such as forecasts of future financial performance.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable based on existing trends and information in our judgments as of today, actual results could differ materially from those projected or assumed based on a number of factors, including those factors included in our Annual Report on Form 10-K or Quarterly Reports on Form 10-Q and our other filings with the SEC.

Sun Healthcare's future financial condition and results of operation as well as any forward-looking statements are subject to inherent known and unknown risks and uncertainties.  Sun Healthcare Group does not intend and undertakes no obligation to update our forward-looking statements to reflect future events or circumstances.

During today's call references may be made to non-GAAP financial measures.  Investors are encouraged to review those non-GAAP financial measures and the reconciliation of those measures to comparable GAAP results in our report on Form 8-K that will be filed with the SEC later today, a copy of which may be found on our Website at www.sunh.com.

This call, its contents and any replay of the call are the sole property of Sun Healthcare Group and may not be rebroadcast, retransmitted, transmitted or

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used by any other party without the prior written consent of Sun Healthcare Group.

I will now turn the call over to our Chairman and CEO, Rick Matros.

Richard Matros:

Good morning.  Thanks for joining our third quarter call.  We had a very good and active third quarter.  I'll take us through the numbers and talk about the Peak acquisition both in terms of where we are on it and our integration efforts and how that relates to our focus on infrastructure.  And once I complete that I will turn the call over to Bryan Shaul, our CFO who will take you through our balance sheet and liquidity primarily and then we'll go to Q&A following that.

For the same period in 2004 our revenues were up 7.7% from $200.9 million to $216.3 million.  We had a $900,000 loss that was improved from a $3.2 million loss and continuing operations for the same period last year.

Our EBITDA was up 6.7% from $13.5 million to $14.4 million. Our EBITDAR was up 15.4% from $3.9 million to $4.5 million.

Dependency on Medicaid decreased 100 basis points from 37% to 36% on a consolidated basis. Operating salaries and benefits on a consolidated basis increased 117 basis points from 59.83% to 61%.

In regard to G&A there are a couple of items that I want to make note of.  As we started getting into our integration effort on Peak, we noted that a number of things, one, some of the system changes that we would contemplate for Sun on a standalone basis took a different dimension when we looked at it in conjunction with integrating Peak.  We wound up putting transition teams together from both companies and have done a complete assessment of our systems, our policies and procedures and all other items related to infrastructure.

As a result of what's been a very cooperative effort, our estimated synergies on the deal are better than we had originally anticipated and once the deal closed which - and we expect the deal to close some time in December, we fully expect to hit the ground running with valued system conversions, conversion policy and procedures and start exactly synergies.

Our standalone process improvement efforts took a backseat in the quarter to the integration efforts.  It was much more critical from our perspective to make sure that we have a seamless transition with the Peak acquisition and extract those synergies as you would expect.

And with the company going forward I think everyone should expect to see two things, one, infrastructure, G&A costs as a percent of revenue will look significantly better as a result of the efforts that we focused on with the transition teams for synergy and then our continued focus on process improvement, taking into consideration the acquisition of Peak.

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That said, there were a few individual items that affected G&A for the quarter on a comparative basis to last year.  We had a $400,000 credit for health insurance in the comparable period last year.  We added a $700,000 charge this year so we had a $1.1 million swing on health insurance for the comparable period and in addition to that you may recall from the last earnings call we had reclassified about $900,000 in SunDance, our rehab segment that related to recruiting costs from above the operating line to G&A.  That SunDance G&A consolidates into the total G&A seen on the income statement on the attached tables, and that's ongoing.

Now last quarter you may also recall that we had a charge for health insurance and we saw a spike in claims.  We're now seeing that as a spike and not a continuing trend, so our trends are moderating and we don't foresee a continuing problem going into 2006.  In fact the issues that we identified will be able to be addressed through some plan changes in our health insurance as we move into 2006, so that isn't an ongoing issue for the company.

In terms of the Peak acquisition we're still awaiting final regulatory approval from a couple of states and again at this point don't anticipate problems with those.  It's just timing issues and so the fourth quarter of 2005 may contain one month of Peak results but obviously we'll keep everybody up to date on that.

And I also would mention the shareholders did approve the Peak acquisition at our shareholder meeting yesterday.

The other acquisition that we consummated in the quarter was ProCare, a nursing staffing company, primarily business is in California, secondarily in Michigan.  That's been successfully integrated into CareerStaff, our staffing segment and one month of ProCare's results are contained in the third quarter numbers.  And I'll be a little bit more specific about that when I get to the segment information.

From that we moved to SunBridge and first let me talk about the reimbursement environment.  We anticipate that RUG refinement will reduce our Medicare rates by up to $8.87 or $2.7 million for 2006.  However because there are nine new RUG categories there's an opportunity to increase our Medicare revenues, depending on the number of patients we care for that qualify for the new categories.

It's difficult to anticipate today exactly what benefits that may be in 2006 but there's an opportunity for us to mitigate that $8.87 hit for 2006.  And until we get some more detailed information we don't know exactly what that number will be but we do expect to improve upon our initial estimate.

That said, we're pleased with the uncertainty that - of the add-ons that have been removed.  There is now predictability in the system, really for the first time since PPS was first implemented in the late 90s.

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By the government's fiscal year 2007, that is October of 2006, our Medicare rates will be pretty close to whole relative to where they are in the third quarter of this year, so while we'll have some hit in 2006 - calendar year 2006 as we go into 2007 we'll be in much better shape from a rate perspective.

California Medicaid - the new rate methodology was approved by CMS on September 9 of this year.  There was a retroactive cost of living increase going back to August 2004.  The prospective facility - specific rate program per facility is effective August 2005.

The net revenue increased for the third quarter which included wage increase assumptions of $1.2 million.  The net revenue impact for 2006 is estimated to be $3.4 million.  That net number includes the provider tax but does not include any estimate of associated wage increases.

As many of you know, California Medicaid or Medical as it's known has been a flat rate system since inception, one of only a handful of remaining states that were a flat rate so this is a very good event for the company that pertains to its California operations.

For our Inpatient business compared to the same period in 2004, our revenues increased 5.4% from $145.7 million to $153.5 million.  Our EBITDA increased 41.5% from $8.2 million to $11.6 million with margin improvement from 5.6% to 7.6%, 200 basis points.

Our EBITDAR increased 21.8% from $17 million with a margin of 11.7% to $20.7 million with a margin of 13.5% or 180 basis points.

Our occupancy was down 60 basis points from 90.8% to 90.2% as a result of improved Medicare occupancy.  Our Medicare occupancy improved 80 basis points from 12-1/2% to 13.3%.  Our Medicare's set of revenue improved 70 basis points from 29.1% to 29.8.

Our Medicare average length of stay increased from 34 to 37 days.  Our nursing home Medicare rates were up 2.6%.  Our Medicaid rates were up 6.2%.  Our operating and salaries and benefits were up 5% although operating salaries and benefits as a percent of revenue decreased 23 basis points from 51.43% to 51.2%.

In regard to regulatory compliance, our Inpatient business showed improvement both in the average number of number of efficiencies as well as a decline in civil monetary penalties for the year or approximately $200,000.

I'll move now onto SunDance, our rehab segment.  Compared to the same period in 2004, gross revenues increased 10% from $31.5 million to $34.7 million.  That's the first increase since the company's restructuring.

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Our annualized revenues from new contracts or the first nine months of the year is $17.2 million compared to $15.1 million in the same period in 2004.  Our net annualized gain - that is our new sales minus terminated business is $10.6 million on an annualized basis through nine months for 2005.

We currently have 319 non-affiliated contracts compared to 311 at the same time last year.  Our EBITDA in this segment decreased $300,000 from $1.7 million to $1.4 million with a corresponding drop in margins from 5.3% to 4%.  This is primarily a function of the industry-wide shortage of therapists which has created pressure on wages and use of contract labor.  We've been seeing some moderation in over the last few months.

You know, I think it's getting to the point, at least from our perspective where providers simply can't afford to pay anymore for therapists and as you know, for those of you that follow the rehab sector, this has been plaguing the entire sector for a couple of years now.

We've put a lot of initiatives in place to improve our recruiting and our retention and sign-up bonuses, increasing benefits and the like and that seems to be having some effect.  So I think with some moderation in those increases per the trends we've been seeing combined with the momentum we have now on the top line with SunDance, we're feeling much more positive about the direction that segment is going.

I'll now move on to CareerStaff, our staffing segment.  Net revenues were up 38.8% from $13.2 million to $18.4 million.  Our total revenues were up 33.2% from $13.9 to $18.5 million, about a $4.6 million increase, $1.9 million was due to acquisitions, both the ProCare acquisition which affected the last month of the quarter and the two smaller acquisitions that we announced earlier this year.

Our EBITDA was up 101% from $800,000 to $1.6 million with a 300 basis point margin improvement, going from 5.8% to 8.8%.  All three business components, our Allied business, our Nursing business and our Travel business showed material top-line growth.

Our average bill to pay rate spread improved 4.9%. Our average bill rate increased 7.2% from $50.74 up to $54.40.

Let me move now onto SunPlus, our home health segment. Compared to the same period in 2004, our revenues were up 4.9% from $14.9 million to $15.6 million.

Our Medicare visits were up 5.6% and that's the first increase that we've have in year-over-year Medicare visits this year.  Our net episode rate was up 8.7% from $2,675 to $2,906.  However our EBITDA was down $700,000 from $1.7 million to $1 million with a corresponding margin drop of 6.6% from 11.7%.

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This was primarily due to a $1.5 million increase in operating salaries and benefits or 15%.  This was probably the one segment that we were not pleased with where it was in the quarter and we've got some efforts under way that I think will have - reap benefits for us in 2006.  We've recently replaced senior management.

We've promoted an individual from within.  Her name is Fran Cummings.  We would expect to see better organic growth as a result of new strategic focus on improvement of mix and the broadening of clinical services that we provide so that our top line can better support the resources required to provide the skilled care to the patients that we care for.

Our nursing - our home health business is primarily a Medicare skilled business so again we may see some positive movement in the fourth quarter on the bottom line of SunPlus but I would fully expect to see improvement in 2006.

Additionally for the quarter we have determined that we are going - that we are selling one component of our lab and radiology business.  It's called Pacific Mobile.  It's a very small unit in Phoenix and in Colorado, and we expect that sale to be consummated shortly.

We will be retaining the lab and radiology business which resides in the Northeast, specifically Massachusetts.  We have a strong core there.  We've got new senior management in place for that business - a good strategic plan in place and although it's a small unit and not a core aspect of our business, it compliments our nursing home business.  And by selling off the Phoenix and the Colorado business, that will focus our management team on the appropriate geographic strategies since the bulk of that business remains in the Northeast.

Let me just correct something I said earlier. Our EBITDAR, not EBITDA for the consolidated company was $14.4 million, up from $13.5 million and our EBITDA was $4.5 million, up from $3.9 million.

Our day sales outstanding continued to be very strong.  Our Inpatient business was at 29 days which is flat for the same comparable period.  Again as we've said for the last several quarters, I believe we have the best DSO on the Inpatient side in the business.

Our rehab business which had struggled somewhat on its accounts receivable in the past improved from 122 days to 101 days.  Our staffing business inched a little bit from 65 days to 68 days.  That's really a function of the aggressiveness in which we're taking on new business as evidenced by the strong top-line growth but we believe the new business to be good in terms of collecting on those receivables.  And our home health improved from 61 days to 59 days.

And with that, I'll turn the call over to Bryan Shaul, our CFO.

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Bryan.

Bryan Shaul:

Thank you, Rick.  Since Rick has already touched on the key operating results, my comments will pertain to balance sheet and liquidity matters.  In general, I will be focusing on changes in balances from our quarter ended June 30, 2005 and quarter-over-quarter activity.

We had available liquidity of $26.7 million at September 30, 2005, as compared with cash and available borrowing capacity of $23.1 million at June 30, 2005.

The liquidity at September 30 was comprised of $13.6 million cash and cash equivalents and $13.1 million of available borrowing capacity under our revolving loan agreements.

As I indicated in last quarter's call, we expected improvement in our liquidity in the second half of 2005.  We included in our cash flow forecast for the second half of 2005 the proceeds of up to $15 million due to us from the sale of our pharmacy operations in 2003.

Approximately $7.7 million of the $15 million holdback was received during September 2005.  Payment of the remainder of the holdback is expected upon completion of a net asset reconciliation satisfactory to both parties to the transaction.

The reconciliation which is not directly related to the holdback is expected to be completed during the fourth quarter 2005.  We have previously recorded a provision for any anticipated adjustments from the reconciliation process.

Now walking through the components of our cash flow, operating activities provided cash flow of $3 million during the third quarter of 2005 compared with cash provided from operating activities of $8.6 million in the third quarter of 2004.  Included in the third quarter 2004's cash from operating activities were $5 million of other receivables due from operators of facilities that we had previously divested and $2.2 million of retro provider tax payments received during the quarter.

Cash used by investing activities during the third quarter of 2005 was a net of $600,000.  Disbursements included $4.1 million in capital expenditures made primarily for improvements in our inpatient facilities and system enhancements and $4.2 million related to the ProCare acquisition that Rick previously discussed.

We closed the ProCare transaction in August with a total purchase price of $8.3 million.  The CAPEX and acquisition payments were offset in part by the $7.7 million from the receipt of the holdback from the sale of our pharmaceutical operations that I previously discussed.

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Capital expenditures for the third quarter 2004 were $3.4 million.  Total capital expenditures to date in 2005 are $11.8 million.  Net cash used for financing activities during this quarter was $3.3 million.  During August 2005 we completed refinancing three mortgages that were due in 2005.  The proceeds from this refinancing coupled with our improved cash flow during the quarter resulted in a net reduction of our revolver of approximately $1.5 million.

We also reduced our long-term debt during the quarter by $1.7 million through normal amortization.  Cash used in financing activities in the third quarter of 2004 was $900,000, which was used for the pay down of our long-term debt.

During the third quarter we commenced a process to refinance our existing credit facility.  We expect to complete the process and execute an agreement prior to the closing of the Peak transaction.  The new facility is expected to increase our availability and reduce our interest cost.  We will provide more information after we close the facility.

Our working capital deficit at September 30, 2005 increased by $1.5 million primarily as a result of the cash activity that I just discussed and changes in accounts receivable.

Net accounts receivable decreased $7.9 million from the end of the second quarter primarily as a result of decreased DSOs.  Consolidated DSOs at September 30, 2005 were 45 days compared to 49 days at June 30, 2005 and 48 days at September 30, 2004.  Consolidated DSOs decreased in the third quarter 2005 in part as a result of the normal cycle of Medicare Part A settlements with our fiscal intermediary which had increased our DSOs in the second quarter of 2005.

The current portion of restricted cash has decreased $500,000 from June 30, 2005.  The current portion includes $15.4 million for workers' comp, $3.3 million for GLPL and $4.8 million primarily related to debt obligations.

The non-current portion of restricted cash decreased $1.9 million to $35.8 million.  The non-current portion includes $32.3 million related to worker's comp and $3.4 million maintained to repay a mortgage.

Property and equipment showed a net increase of $1.5 million during the third quarter to $110.4 million, which reflects the $4.1 million CAPEX offset by $2.5 million of amortization and depreciation.

As a result of the ProCare acquisition we recorded good will of $2.5 million and intangible assets of $3.4 million.  Total debt increased during the quarter by $900,000, primarily as a result of the $4.1 million additional debt related to the ProCare acquisition, less net repayments on our revolver and other long-term debt that I previously mentioned.  Total debt of $125.7 million at

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September 30, 2005 includes $50.5 million related to the consolidation of the (Clipper) entities.

The (Clipper) entities are considered variable interest entities under (FIN 46R), primarily as a result of the owners right to put the properties to us at some future date.  They are described more fully in our SEC filings.

For the quarter ended September 30, 2005, pursuant to (FIN 46R), we have eliminated net facility rent of $900,000 and included the $50.5 million of mortgage debt of (Clipper) in our consolidated balance sheet, although we own less than 8% of the voting interest in the (Clipper) properties and are not directly obligated on the debt.

At September 30, 2005, we carried total accrued self-insurance obligations on our balance sheet, including the current and long-term portions of $153.5 million, down from $156.6 million at June 30, 2005.  Included in these insurance reserves is $90.9 million for general and professional liability which is essentially unchanged from June 30 and $62.7 million for worker's comp, down $3 million from June 30, - $3.4 million for group health which is substantially unchanged from June 30.

As of September 30, 2005, $92.6 million of the total accrued self-insurance obligations was not collateralized with either restricting cash or letters of credit.  Of that amount, $82.6 million was attributable to GLPL, $6.6 million to worker's comp and $3.4 million to group health.

At September 30 we have $8.4 million in letters of credit collateralizing worker's comp obligations and $5 million collateralizing GLPL.

During the quarter we provided $4.3 million in funding and claims payments for GLPL claims, down from $4.4 million in the second quarter of 2005 and $5.6 million in the third quarter of 2004.  We funded or paid $2.2 million for the worker's comp claims, down from $3 million in the second quarter of 2005 and $4.6 million in the third quarter of 2004.

Other current liabilities including AP and accrued comp decreased by $8.1 million during the third quarter, primarily as a result of normal cash management activities.

Finally, I would like to add to Rick's comments on our corporate overhead.  During the third quarter our corporate overhead was essentially in line with the previous quarter however corporate overhead increased by $2.6 million over the prior year's third quarter.  The prior year's third quarter was favorably impacted by $900,000 as a result of a refund of deferred bank charges associated with our credit facility and $400,000 credit for health insurance that was reported in that quarter.

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The current quarter was adversely impacted by a $700,000 increase in health insurance costs over the prior year quarter and $200,000 for a 401(k) match program that was introduced during 2005.

We continue to be focused on our process improvement efforts that we have previously discussed.  We are focused on real long-term cultural change rather than a slash and cut approach which oftentimes results in short-term changes that are not sustained.  Our infrastructure has the capacity to grow and we do not want to lose that as we improve our various processes.  I am confident that we will begin realizing the benefits of our efforts  through a lower ratio of corporate overhead to revenues as we begin the Peak integration and move forward into 2006.

That concludes my prepared remarks for today. I'll now turn it back over to Rick.

Richard Matros:

Thanks, Bryan.  We feel real good about the company's position today as we speak.  And 2005 has proven to be a very good year for us in terms of stabilizing our platform for growth.  The company's efforts on growth are certainly not going to end with the Peak acquisition.  We intend on being as assertive as possible and in a rational way to grow the company through acquisition as well as organically in 2006.

Additionally we will be focusing on efforts to improve ourselves on the credit, to improve our balance sheet and to get more visibility in the investment community.  We believe that Peak acquisition will be a good platform for us to start enhancing our visibility in the investment community, both as it pertains to our visibility at investor conferences and in coverage to the company so we'll be diligently pursuing all of those.

As Bryan stated, one of our strengths in terms of our platform and growing going forward is the leverage that we have with our infrastructure because its infrastructure was built to support a company essentially three to four times Sun's current size.  As we first started embarking on our standalone process improvement efforts, we felt like we might underline some of those processes and some of that infrastructure and so we chose to focus on the integration efforts with Peak and assess our systems in conjunction with the Peak acquisition going forward.

Historically both myself and for Bryan neither of us have steered from the path from doing whatever it took to reduce infrastructure cost.  But Bryan's point was the right one and that is we're looking for long-term change here.  We're not looking just to slash and burn because that isn't necessary and that's not what will sustain the company's growth going forward or enhance shareholder value going forward, so I fully expect and you should fully expect the material improvement there as we go into 2006.

So with that let me turn it over to question and answer period.

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